                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                  CELLULAR COMMUNICATIONS INTERNATIONAL, INC.
                                       AT
                              $65.75 NET PER SHARE
                                       BY
                        KENSINGTON ACQUISITION SUB, INC.
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF
                                OLIVETTI S.P.A.
                                      AND
                                 MANNESMANN AG

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON FRIDAY, JANUARY 15, 1999, UNLESS THE OFFER IS EXTENDED.

                                                               December 17, 1998

To Our Clients:

    Enclosed for your consideration are the Offer to Purchase dated December 17, 1998 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") in connection with the offer by Kensington Acquisition Sub, Inc. ("Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Olivetti S.p.A., a limited liability company organized under the laws of Italy, and Mannesmann AG, a limited liability company organized under the laws of Germany, to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), including the associated preferred stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), of Cellular Communications International, Inc., a Delaware corporation (the "Company"). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

    We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

    Your attention is invited to the following:

        1. The offer price is $65.75 per Share, net to you in cash without interest.

        2. The Offer is being made for all outstanding Shares.

        3. The Board of Directors of the Company has unanimously approved the Merger Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, including the Offer and the Merger (as defined in the Offer to Purchase), and has unanimously determined that the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and unanimously recommends that the stockholders accept the Offer and tender their Shares pursuant to the Offer.

        4. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on January 15, 1999, unless the Offer is extended.

        5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date of the Offer (as defined in the Offer to Purchase) that number of Shares which represents at least a majority of the Shares outstanding on a fully diluted basis on the date Shares are accepted for payment. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See Section 14 of the Offer to Purchase.

        6. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

          INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                  CELLULAR COMMUNICATIONS INTERNATIONAL, INC.

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated December 17, 1998 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") in connection with the offer by Kensington Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Olivetti S.p.A., a limited liability company organized under the laws of Italy, and Mannesmann AG, a limited liability company organized under the laws of Germany, to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), including the associated preferred stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), of Cellular Communications International, Inc., a Delaware corporation.

    This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered:
 Shares*
Dated: , 1998

                                                               Signature(s)

                                                               Print name(s)

                                                                Address(es)

                                                      Area code and telephone number

                                                     Tax ID or social security number

------------------------

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

                                       3